Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Amendment No.1 to Form F-4 of our reports dated June 27, 2008 relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), (which report expresses an unqualified opinion and includes an explanatory paragraph related to the nature and effect of differences between the International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”) required to be applied under Bank of Spain’s Circular 4/2004 and accounting principles generally accepted in the United States of America), and the effectiveness of the Group’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in this Registration Statement.
DELOITTE, S.L.
/s/ Deloitte, S.L.
Madrid, Spain
December 15, 2008